Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces First Quarter Results

October 15, 2007	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries completed the first quarter of Fiscal 2008 ended August 31, 2007 with net income of $184,415 or $.07 per fully diluted share compared to net income of $270,592 or $.10 per fully diluted share for the same quarter in the prior fiscal year. Income before provision for income taxes for the quarter ended August 31, 2007 was $285,915 compared to $505,592 for the fiscal quarter ended August 31, 2006. The Company’s provision for income taxes for the quarter ended August 31, 2007 decreased to $101,500 from $235,000 for the same period in Fiscal 2007.

Sales were $2,305,659 for the first quarter of Fiscal 2008 compared to $3,072,552 in the same period last year. Gross profits for the quarter ended August 31, 2007 were $1,235,365 versus $1,474,261 in the same period last year. Gross profits, as a percentage of sales, for this fiscal quarter were 53.6% compared to 52.0% in the same quarter in the prior fiscal year. Operating expenses were $1,022,228 during the first quarter of Fiscal 2008, a 9.8% decrease from $1,132,971 for the same quarter in the prior fiscal year.

Wayne Case, President and CEO of Schmitt Industries, said: “We are pleased to report that we have filed our quarterly Form 10Q today. As indicated in previous reports, we expected the SBS Balancer segment product line sales to be lower than experienced over the past three years. The economic conditions in the worldwide automotive and bearing industries and their impact on the machine tool industry are the reason for softening SBS Balancer orders. Surface measurement product sales, primarily to disk drive and silicon wafer manufacturers, were down considerably. Sales for surface measurement products totaled $101,703 for the three months ended August 31, 2007 compared to the $520,842 for the three months ended August 31, 2006. Certain segments of these targeted industries have seen consolidation into very large international manufacturers which we believe has negatively impacted our current sales. Our dimensional measurement products sales totaled $404,427 for the three months ended August 31, 2007 compared to the $467,780 for the three months ended August 31, 2006. During October the Company is releasing three new laser dimensional products that we believe will result in added sales and profits for the Company in the dimensional measurement markets. These three new products, AR 700, AR 1000 and AR 3000 are expected to be well received by current customers and allow entry into new markets for Schmitt. Our recent agreement to acquire Xtero (see News Release of Oct 5, 2007), which will allow us to enter new measurement markets, is also expected to add sales and profits to the Company in future years.”

The information contained in this release contains certain forward-looking statements that anticipate future trends or events. These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings. Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258